Exhibit 10.1

EXCESS OF LOSS RETROCESSION CONTRACT

EFFECTIVE: JUNE 1, 2012

ISSUED TO

CLADDAUGH CASUALTY INSURANCE COMPANY, LTD.

BERMUDA

Including any and all companies that are or may hereafter become affiliated therewith

EXCESS OF LOSS RETROCESSION CONTRACT

    ARP-CLD-02-RTC-001-12

    ARP-CLD-02-RTC-001-12

EXCESS OF LOSS RETROCESSION CONTRACT

(hereinafter called the “Contract”)

EFFECTIVE: JUNE 1, 2012

issued to

CLADDAUGH CASUALTY INSURANCE COMPANY, LTD.

BERMUDA

Including any and/or all companies that are or may hereafter become affiliated therewith

(hereinafter called the “Reinsured”)

by

THE SUBSCRIBING REINSURER(S) SPECIFIED IN THE INTERESTS AND LIABLITIES AGREEMENT

ATTACHED TO THIS CONTRACT

(hereinafter called, with other participants, the “Reinsurers”)

ARTICLE 1

BUSINESS COVERED

By this Contract the Reinsurer agrees to reimburse the Reinsured for the Ultimate Net Loss arising from Loss Occurrences commencing during the Term of this Contract in respect of the Reinsured’s liability under the provisions of the Homeowners Choice Property & Casualty Insurance Company Catastrophe Excess of Loss and Catastrophe Aggregate Excess of Loss Reinsurance Contracts, effective June 1, 2012 (hereinafter referred to as the “Original Contracts”).

The liability of the Reinsurer shall follow that of the Reinsured in every case and shall be subject in all respects to all the general and specific stipulations, clauses, waivers, extensions, modifications and endorsements of the Original Contracts subject to the exclusions set forth in the Exclusions Article, and the other terms and conditions of this Contract as set forth herein.

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ARTICLE 2

TERM

1.	This Contract shall become effective at 12:01 a.m., Local Standard Time June 1, 2012, with respect to the Ultimate Net Loss arising from Loss Occurrences payable by the Reinsured under the provisions of the Original Contracts, and shall remain in force until 12:01 a.m., Local Standard Time, June 1, 2013. “Local Standard Time” as used herein shall mean local standard time at the location where the Loss Occurrence commences.

2.	The obligations of the Reinsurer under this Contract shall continue for Loss Occurrences commencing during the Term of this Contract until the Reinsured has no further liability under the Original Contracts.

ARTICLE 3

TERRITORY

The territorial limits of this Contract shall be identical with those of the Reinsured’s Policies of the Original Contracts issued in the State of Florida.

ARTICLE 4

CONCURRENCY OF CONDITIONS

1.	It is agreed that this Contract will follow those terms, conditions, exclusions, definitions, warranties and settlements of the Reinsured under the Original Contracts, including any addenda thereto, which are not inconsistent with the provisions of this Contract.

2.	The Reinsured shall advise the Reinsurer of any material changes in the Original Contracts which may affect the liability of the Reinsurer under this Contract.

ARTICLE 5

LIMIT AND RETENTION

1.	The Reinsurer shall be liable for the Ultimate Net Loss arising from Loss Occurrences deemed payable under the Original Contracts.

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2.	As promptly as possible after calculation of the Ultimate Net Loss arising from Loss Occurrences due from the Reinsured under the Original Contracts as a result of a loss thereunder, or any subsequent recalculation thereof, the Reinsured shall report the amount due from the Reinsurer hereunder. The amount, if any, shown to be due from the Reinsurer shall be paid by the Reinsurer as promptly as possible following receipt and verification of the Reinsured’s request for payment.

ARTICLE 6

REINSURANCE PREMIUM

The Reinsured shall pay the Reinsurer an annual deposit premium of $4,032,500. The annual deposit premium shall follow the payment schedule of the Original Contracts. If this Contract is terminated, no deposit premium shall be due after the effective date of termination.

ARTICLE 7

CONTINGENT COMMISSION

1.	The Reinsurer shall pay the Reinsured a contingent commission equal to 50% of the net profit, if any, accruing to the Reinsurer during the Term of this Contract based on the combined premiums, losses, and expenses of this Contract.

2.	The Reinsurer’s net profit for the Term of this Contract shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

a.	Premiums Earned during the Term of this Contract; less

b.	Expenses incurred by the Reinsurer equal to 65.8% of Premiums Earned during the Term of this Contract; less

c.	Losses Incurred during the Term of this Contract.

3.	The Reinsured shall calculate the Reinsurer’s net profit as of May 31, 2013. Within 30 days after the calculation, the Reinsured shall report the results to the Reinsurer. Such calculation shall be based on cumulative transactions hereunder from the effective date of this Contract through the date of calculation. As respects such calculation, any contingent commission shown to be due the Reinsured shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Reinsured’s report.

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4.	“Premiums Earned” as used herein shall mean ceded unearned premiums under this Contract at the effective date of this Contract, plus ceded Net Written Premiums during the Term of this Contract under this Contract, less ceded unearned premiums under this Contract as of the date of calculation.

5.	“Net Written Premium” as used herein shall mean the gross written premium of the Reinsured for the classes of business reinsured hereunder, less cancellations and return premiums.

6.	“Losses Incurred” as used herein shall mean ceded losses and Loss Adjustment Expense paid as of the effective date of calculation under this Contract, plus the ceded reserves for losses and Loss Adjustment Expense outstanding as of the same date under this Contract, all as respects losses occurring during the Term of this Contract.

7.	“Loss Adjustment Expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Reinsured’s regular employees.

ARTICLE 8

LIMITED RECOURSE AND CAYMAN ISLANDS REGULATIONS

The liability of the Reinsurer for the performance and discharge of all of its obligations, however they may arise, in relation to this Contract (together “Obligations” for purposes of this Article), shall be limited to and payable solely from the proceeds of realization of the assets of the Reinsurance Trust and accordingly there shall be no recourse to any other assets of the Reinsurer, whether or not allocated to any other segregated portfolio or the general account of the Reinsurer. In the event that the proceeds of realization of the assets of the Reinsurance Trust are insufficient to meet all Obligations, any Obligations remaining after the application of

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such proceeds shall be extinguished, and the Reinsured undertakes in such circumstances to take no further action against the Reinsurer in respect of any such Obligations. In particular, neither the Reinsured nor any party acting on its behalf shall petition or take any steps for the winding up or receivership of the Reinsurer.

Notwithstanding any matter referred to herein, the Reinsured understands and accepts that all corporate matters relating to the creation of the Reinsurer, capacity of the Reinsurer, operation and liquidation of the Reinsurer and any matters relating to the Reinsurer thereof shall be governed by, and construed in accordance with, the laws of the Cayman Islands. The Reinsurer has had the opportunity to take advice and to obtain all such additional information that it considers necessary to evaluate the terms, conditions and risks of entering into this Contract with the Reinsurer.

ARTICLE 9

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Reinsured on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Reinsured by the Reinsurer in written form, and shall normally be given four weeks in advance. Notwithstanding the above, the Reinsurer shall not have any right of access to the records of the Reinsured if it is not current in all undisputed payments due the Reinsured. “Undisputed” as used herein shall mean any amount that the Reinsurer has not contested in writing to the Reinsured specifying the reason(s) why the payments are disputed.

ARTICLE 10

AGENCY

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

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ARTICLE 11

ARBITRATION

1.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots. Notwithstanding the above, in the event the dispute or difference of opinion involves a Runoff Reinsurer, the Reinsured may, at its option, choose to forego arbitration and may bring action in any court of competent jurisdiction.

2.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

3.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Reinsured, constitute and act as one party for purposes of this Article and communications shall be made by the Reinsured to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

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4.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

5.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 12

CONFIDENTIALITY

1.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Reinsured, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Reinsured. Confidential Information shall not include documents, information or data that the Reinsurer can show:

a.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

b.	Have been rightfully received from a third person without obligation of confidentiality; or

c.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

2.	Absent the written consent of the Reinsured, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

a.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

b.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;

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c.	When required by attorneys in connection with an actual or potential dispute hereunder; or

d.	When required for the Reinsurer’s internal operations directly related to carrying out the terms and conditions of this Contract.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

3.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Reinsured with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Reinsured in maintaining the confidentiality provided in this Article.

4.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 13

CURRENCY

1.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

2.	Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 14

ENTIRE AGREEMENT

This Contract shall constitute the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by amendment to this Contract and signed by the parties hereto.

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ARTICLE 15

ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 16

FEDERAL EXCISE TAX

1.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.

ARTICLE 17

FUNDING OF RESERVES

1.	The Reinsurer agrees to fund its share of the Reinsured’s ceded outstanding loss and Loss Adjustment Expense reserves (including any reasonable amount of incurred but not reported loss reserves) by:

a.	Clean, irrevocable and unconditional Letter of Credit issued and confirmed, if confirmation is required by the regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of Letters of Credit and acceptable to said insurance regulatory authorities; and/or

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b.	Escrow accounts for the benefit of the Reinsured; and/or

c.	Cash advances;

if the Reinsurer:

a.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Reinsured and if, without such funding, a penalty would accrue to the Reinsured on any financial statement it is required to file with the insurance regulatory authorities involved; or

b.	Is a Runoff Reinsurer; or

c.	Has its A.M. Best’s rating assigned or downgraded below A- and/or its Standard & Poor’s rating assigned or downgraded below BBB+.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved and the Reinsured.

Notwithstanding the provisions of the Arbitration Article, if a Runoff Reinsurer fails to fund its share of the Reinsured’s ceded outstanding loss and Loss Adjustment Expense reserves (including any reasonable amount of incurred but not reported loss reserves) under this Contract as set forth above, the Reinsured retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

2.	With regard to funding in whole or in part by Letters of Credit, it is agreed that each Letter of Credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “Evergreen Clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Reinsured not less than 30 days prior to said expiration date. The Reinsured and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said Letters of Credit may be drawn upon by the Reinsured or its successors in interest at any time, without diminution because of the insolvency of the Reinsured or the Reinsurer, but only for one or more of the following purposes:

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a.	To reimburse itself for the Reinsurer’s share of losses and/or Loss Adjustment Expense paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

b.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

c.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or ceded outstanding loss and Loss Adjustment Expense reserves (including any reasonable amount of incurred but not reported loss) funded by means of a Letter of Credit which is under non-renewal notice, if said Letter of Credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date; and

d.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Reinsured’s ceded outstanding loss and Loss Adjustment Expense reserves (including any reasonable amount of incurred but not reported loss), if so requested by the Reinsurer.

In the event the amount drawn by the Reinsured on any Letter of Credit is in excess of the actual amount required for (2a), or (2c), or in the case of (2b), the actual amount determined to be due, the Reinsured shall promptly return to the Reinsurer the excess amount so drawn.

3.	If a Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Reinsured may, at its option, require the Reinsurer to pay, and the Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

a.	The number of full days that have expired since the earliest of the applicable following dates:

i.	As respects a Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Reinsured, December 31 of the calendar year in which the funding was required;

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ii.	As respects a Runoff Reinsurer, the first date such reinsurer becomes a Runoff Reinsurer; or

iii.	As respects a Reinsurer that has its A.M. Best’s rating assigned or downgraded below A- and/or its Standard & Poor’s rating assigned or downgraded below BBB+, the first date such circumstances occurs;

times:

b.	1/365ths of the sum of 5.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

c.	The greater of (a) the funding obligation, less the amount if any, funded by the Reinsurer prior to the applicable date determined in subparagraph (a) above or (b) $1,000.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

ARTICLE 18

GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE 19

INSOLVENCY

1.	If more than one reinsured company is included within the definition of “Reinsured” hereunder, this Article shall apply individually to each such company.

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2.	In the event of the insolvency of one or more of the Reinsured’s companies, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

3.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reinsured.

4.	It is further understood and agreed that, in the event of the insolvency of one or more of the Reinsured’s companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

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ARTICLE 20

LATE PAYMENTS

1.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

2.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

a.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

b.	1/365ths of the sum of 1.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

c.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

Notwithstanding the provisions of subparagraph (b) above and the immediately preceding sentence, the interest rate for a Runoff Reinsurer will increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 12.0%.

3.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

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4.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

a.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

b.	Any claim or loss payment due the Reinsured hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment amount overdue in accordance with paragraphs (2) and (3) above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

c.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs (a) and (b) of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

5.	Nothing herein shall be construed as limiting or prohibiting a Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

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6.	Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

ARTICLE 21

NON WAIVER

The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights contained herein nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such remedy in the future.

ARTICLE 22

NOTICES AND AGREEMENT EXECUTION

1.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable

2.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

a.	Paper documents with an original;

b.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

c.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record”, “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

3.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

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ARTICLE 23

OFFSET

1.	The Reinsured and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

2.	Notwithstanding the provisions of paragraph (1) above, a Runoff Reinsurer shall not offset balances as outlined above without the prior consent of the Reinsured.

ARTICLE 24

SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities.)

1.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

2.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of the Reinsurers upon this Contract, will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

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3.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Contract.

ARTICLE 25

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 26

TAXES

In consideration of the terms under which this Contract is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 27

INTERMEDIARY

Advocate Reinsurance Partners, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating to this Contract will be transmitted to the Reinsured or the Reinsurer through Advocate Reinsurance Partners, LLC, 2501 North Harwood Street, Suite 1250, Dallas, Texas 75201. Payments by the Reinsured to the Intermediary will be deemed payment to the Reinsurers. Payments by the Reinsurers to the Intermediary will be deemed payment to the Reinsured only to the extent that such payments are actually received by the Reinsured.

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